Exhibit 10.2

PSYENCE BIOMEDICAL LIMITED

PSYENCE AUSTRALIA PTY LTD

and

OPTIMI LABS INC.

GMP AGREEMENT

Between

I.              Psyence Biomedical Limited

121 Richmond Street West

Penthouse Suite 1300

Toronto

ON M5H2K1

Canada

("Psyence Biomed")

Psyence Australia PTY LTD

Level 7, 330 Collins Street

Melbourne VIC 3000

("Psyence Australia")

Herein referred to collectively as PURCHASER

II.            OPTIMI LABS INC.

269 David Brown Way

Princeton, BC V0X 1W0

CANADA

Herein referred to as SUPPLIER

 GMP AGREEMENT
between Psyence Biomedical Ltd and Psyence Australia Pty Ltd as PURCHASER and Optimi Labs Inc. as SUPPLIER

On behalf of PURCHASER	On behalf of SUPPLIER

Signature:	Signature:

Neil Maresky	Karina Lahnakoski
CEO	Director of Quality
PSYENCE BIOMEDICAL LIMITED	OPTIMI LABS INC.

Signature:	Date:

Tim Waugh
Director
Psyence Australia PTY LTD

Date:

II.       CONTENTS

This Agreement is made between (street address):

(1)           PSYENCE BIOMEDICAL LIMITED and Psyence Australia PTY LTD collectively as the PURCHASER

121 Richmond Street West

Penthouse Suite 1300

Toronto

ON M5H2K1

Canada

Level 7, 330 Collins Street

Melbourne VIC 3000

(2)           OPTIMI LABS INC. as the SUPPLIER

269 David Brown Way

Princeton, BC V0X 1W0

CANADA

Wherein:

A letter of intent was concluded between the Parties on August 1, 2024 and the parties have now agreed to conclude this bundle of agreements comprising:

1.	the Supply Agreement;
2.	the IP and Mutual Exclusivity Agreement; and
3.	this Quality Agreement,

recording the terms agreed between the parties. If any conflict should exist between the provisions or interpretation of the above-mentioned agreements such conflicts shall be resolved by applying preference to the interpretation of the agreements in the sequence referenced above, with the Supply Agreement being given the highest priority and the Quality Agreement given the lowest priority in the Bundle of Agreements.

PURCHASER and SUPPLIER are entering into this Quality Agreement in terms of which the SUPPLIER has agreed to manufacture, analyse, pack and supply PRODUCTS for PURCHASER in consideration of the covenants and agreements contained in 'Supply Agreement'.

1.             ARTICLE 1 - DEFINITIONS AND ABBREVIATIONS

1.1          GMP

Good Manufacturing Practice as stated in GUI-0001 Good manufacturing practices guide for drug products, Health Canada, July 2020.

1.2          PRODUCTS

Any or all variants of a product that is supplied to the PURCHASER under the Supply Agreement, as stated in Appendix 3. For purpose of the Agreement, PRODUCTS include bulk, intermediate and finished packaged product.

1.3          STARTING MATERIALS

The active ingredient or excipients used in the manufacture of a PRODUCT.

1.4          REFERENCE SAMPLE

A sample of a batch of starting material, packaging material, bulk product or finished product.

1.5          RETENTION SAMPLE

A sample of a fully packaged unit from a batch of finished form.

1.6          PACKAGING MATERIAL

Any primary and / or printed packaging material used in the packaging of a PRODUCT

1.7          ARTWORK

Artwork applies to all printed materials, which include but are not limited to labels, finished product display cartons, Consumer Medicine Information (CMI), Product Information (PI) and symbols displayed or affixed to the container or primary and secondary packaging. It also includes marketing materials such as brochures.

1.8          PQR - Product Quality Review

Product Quality Review is a mechanism to ensure that data captured by the Pharmaceutical Quality System is reviewed for trends. This tool can support a continuous improvement environment. PQRs are designed for the purpose of identifying and implementing recommendations for required improvements.

1.9          COA - Certificate of Analysis

1.10        COC - Certificate of Compliance

1.11        NA - Not Applicable

1.12        PIC - Pharmaceutical Inspection Conventions

1.13        NA - Not Applicable

1.14         QMS – Quality Management System (also Pharmaceutical Quality System, PQS)

The principles of the pharmaceutical quality system (PQS), also called Quality Management System (QMS), is to ensure medicinal products are fit for their intended use and comply with regulatory requirements.

1.16         OOS - Out of Specification

Results of in-process of finished product testing that falls out of the specified limits as defined in the applicable pharmacopeia or defined requirements.

2.             ARTICLE 2 - INTRODUCTION AND SCOPE

2.1       The purpose of this Agreement is to define and establish the obligations and responsibilities of the PURCHASER and the SUPPLIER relating to Quality Assurance requirements of the manufacture, packing, analysis, release and / or distribution by SUPPLIER of PRODUCTS and the supply to PURCHASER of PRODUCTS in accordance with GMPs.

2.2       The Quality Assurance Department of each of the parties are located at the addresses above and as specified in Appendix 1. Any Changes in such quality assurance contacts set forth in Appendix 1 shall be informed in writing and updated.

2.3       This Agreement is entered into pursuant to and is supplemental to the Supply Agreement.

2.4       This Agreement shall come into effect on the date of the last of the parties to sign on the front page of this agreement and it shall remain in force and effect coterminously with the Supply Agreement.

2.5       It is agreed between the parties that the following should apply:

2.5.1       SUPPLIER shall possess and maintain valid and appropriate licences under the relevant local public authority or authorities for the premises where PRODUCTS are produced. PURCHASER will possess and maintain valid and appropriate licences where PRODUCTS are received and distributed.

2.5.2       SUPPLIER shall implement and maintain a quality system based Good Manufacturing Practices (GMP) as enforced by Health Canada, ensuring all practices and procedures are performed according to written and approved procedures.

2.5.3       SUPPLIER shall ensure that technologies, facilities, processes and equipment used to produce the PRODUCTS are in compliance with GMP.

2.5.4       PURCHASER and SUPPLIER are responsible as defined in Appendix 2 for the steps involved in processing, analysis, packing, release and / or distribution of PRODUCTS.

2.5.5       PURCHASER and SUPPLIER must approve any changes that potentially impact on the product specification prior to implementation.

2.5.6       SUPPLIER shall immediately inform the PURCHASER of any incidents that may affect conformance of the PRODUCT to the Specifications.

2.5.7       This Agreement and appendices shall be accessible to Regulatory Agencies as required by law.

2.5.8       SUPPLIER is responsible for ensuring this document is updated. This document shall be revision controlled. SUPPLIER shall notify PURCHASER of any potential changes that may impact this agreement prior to implementation.

2.6       PURCHASER is to provide the SUPPLIER with all information and knowledge necessary to carry out the contracted operations correctly in accordance with Laws and Regulations for the product concerned.

2.7       SUPPLIER shall ensure that all activities at the Facilities and locations, including activities of SUPPLIER'S approved Contract Manufacturers, associated with the Manufacture and supply of PRODUCT are carried out in compliance with Applicable Laws and Regulations and the PRODUCT Requirements.

3.             ARTICLE 3 - STARTING MATERIALS AND PACKAGING MATERIALS

3.1       Starting materials and packaging materials shall be procured by the SUPPLIER from approved suppliers. Where no supplier is defined in the PRODUCT specific annex SUPPLIER shall procure such materials from suppliers according to internal written procedures.

3.2       SUPPLIER shall ensure packaging maintains quality and purity of PRODUCT packed.

3.3       Artwork shall be provided by the PURCHASER to the SUPPLIER for organisation and procurement of printed materials.

3.4       SUPPLIER is responsible for validating, qualifying and auditing the Suppliers of any input material used including applicable Active Pharmaceutical Ingredients used in production of the PRODUCTS.

3.5       SUPPLIER is responsible for the Quality Management of the suppliers of starting and / or packaging materials appropriate to the stage of manufacture that the SUPPLIER is undertaking.

3.6       SUPPLIER shall maintain records of each batch of starting materials and packaging materials.

3.7       Upon receipt of starting materials and / or packaging materials the containers will be examined by SUPPLIER for:

•                      External conditions including defects and cleanliness;

•                     Intactness and authenticity of seal (if applicable). If the seal should be present and is missing or damage SUPPLIER to record defect and investigate;

•                     Compliance of the type and number of containers and labelling of contents with the delivery documents.

4.             ARTICLE 4 - PROCESSING, ANALYSIS, PACKING AND RELEASE

4.1       SUPPLIER shall ensure that the processing, packing, and analysis of PRODUCTS are in compliance with the requirements of GMP and in compliance with Appendix 4, PRODUCT Requirements applicable to the markets that will be supplied with the product.

4.2       SUPPLIER facilities together with any other peripheral services shall be subject to audit and / or inspection by PURCHASER. PURCHASER is to provide SUPPLIER reasonable notice of not less than 20 business days. PURCHASER must provide agenda at time of notice to SUPPLIER. Audit and / or Inspection frequency of SUPPLIER shall be no more than once per twelve (12) months. SUPPLIER shall permit a competent regulatory authority access to the facilities for audit and/or inspection upon request by PURCHASER. Nothing in this clause 4.2 will detract from any rights which the PURCHASER (or an affiliate thereof) may have under any other agreement concluded between the PURCHASER (or an affiliate thereof) and the SUPPLIER.

4.3       The proposed use of a Sub-contractor that directly impacts product quality by SUPPLIER shall be notified to the PURCHASER and approved in writing prior to implementation. SUPPLIER shall perform periodic audits of their sub-contractors of manufacturing, laboratories, warehouses, and any other peripheral services that are used in connection with supply of PRODUCTS to PURCHASER.

4.4       SUPPLIER is responsible for reviewing and ensuring analytical methods used by SUPPLIERS sub-contracted laboratories are correct and validated and conform to relevant Regulations (ie: ICH Q2).

4.5       SUPPLIER shall inform PURCHASER Quality Assurance Contacts by the next working day of becoming aware of quality issues, including non-conformities and significant deviations, which might compromise PRODUCTS already shipped to PURCHASER. PURCHASER shall not distribute such PRODUCTS until SUPPLIER and PURCHASER have determined in writing, that such issues are consistent with GMP and / or Detailed Requirements. PURCHASER is responsible for final disposition of PRODUCTS.

4.6       SUPPLIER shall maintain local change control systems that assure that only changes that comply with GMPs and Detailed Requirements, are authorised and implemented. Where SUPPLIER is considering changes that impact the Detailed Requirements, SUPPLIER shall notify PURCHASER. PURCHASER will obtain internal PURCHASER approval and Regulatory Authority approval, where necessary, prior to implementation by SUPPLIER. SUPPLIER is not required to inform PURCHASER of changes that do not impact production batches being purchased by PURCHASER.

4.7       SUPPLIER is responsible for performing and documenting the establishment of qualification of equipment and facilities, and validation processes, equipment cleaning and computer applications in accordance with GMPs.

4.8       PURCHASER is responsible for designing PRODUCT labels according the PURCHASERS jurisdiction and providing the approved pack text for labels, leaflets, cartons, and pack inserts to SUPPLIER where SUPPLIER is conducting packing on behalf of the PURCHASER.

4.9       Where PRODUCTS supplied is a Finished Pack SUPPLIER is responsible for transferring the approved pack text to the pack components.

4.10       SUPPLIER is responsible for assigning a unique identification number to each batch of PRODUCT packaged. The unique identification number shall appear on all documents related to the batch and issued by the SUPPLIER.

4.11       SUPPLIER is responsible for printing variable information such as the unique identification number as batch no, expiry date or re-test date on the product labels.

4.12       SUPPLIER shall affix approved labels required by the PURCHASERS jurisdiction to packed goods prior to shipment.

4.13       SUPPLIER shall ensure production equipment are properly maintained and used to avoid contamination.

5.             ARTICLE 5 - SPECIFICATIONS OF PRODUCTS

5.1       The specification of each PRODUCT to be manufactured, packed, tested, shipped and released by SUPPLIER under this agreement is set out in the PRODUCT specific annexes to this agreement. Such annexes may include but are not limited to:

•	Name of PRODUCT
•	Composition
•	Specification of starting materials
•	Quality Control procedures for PRODUCT
•	Release specifications of PRODUCT
•	Follow-up stability program, if applicable
•	Storage conditions of PRODUCT

6.             ARTICLE 6 - QUALITY ASSURANCE AND QUALITY CONTROL

6.1       Where Regulatory Inspections or PURCHASER audits identify quality and compliance issues SUPPLIER shall agree to implement corrective and preventative action.

6.2       SUPPLIER shall notify PURCHASER of any regulatory inspections that are announced that may directly or indirectly impact on the PRODUCTS supplied to the PURCHASER. SUPPLIER shall inform PURCHASER of adverse observations from such inspections that may directly or indirectly impact on the PRODUCTS supplied to PURCHASER.

6.3       SUPPLIER is responsible for the quality control of the PRODUCTS, including testing, documentation review, retention of samples and producing required documentation as defined in GMPs.

6.4       SUPPLIER shall, where required, develop internal control limits for production processes. Where batches fail the internal control limits, the product shall not be shipped to PURCHASER. Development of limits for expiration will be developed by SUPPLIER and notified to the PURCHASER.

6.5       SUPPLIER shall supply an agreed Certificate of Analysis (COA) as defined in Appendix 6, and an agreed Certificate of Compliance (COC) as defined in Appendix 7 for PRODUCTS indicating that the batch complies with agreed specifications and GMPs.

6.6       PURCHASER shall review and access Certificate of Analysis (COA) and Certificate of Conformance (COC).

6.7       PURCHASER shall perform visual (label) inspection of the PRODUCTS within 30 days of receipt of PRODUCTS from SUPPLIER.

6.8       SUPPLIER shall investigate all non-conformities, deviations and out of specification (OOS) results in accordance with GMPs and SUPPLIER will inform PURCHASER of any major or critical deviations/non-conformities and OOS results in accordance with GMPs. If product does not conform to specifications, it will not be supplied to PURCHASER.

6.9       SUPPLIER shall inform PURCHASER of any incidents that may affect conformance of the PRODUCT to the Specifications.

6.10       SUPPLIER shall retain batch documentation for 5 years.

6.11       SUPPLIER shall retain retention samples from each batch of the PRODUCTS and starting materials in accordance with GMPs. For the subsequent stages that are conducted at the PURCHASER's facility, PURCHASER shall retain retention samples from each batch of the resultant product in accordance with GMPs.

6.12       SUPPLIER shall be responsible for the specification of packaging components. SUPPLIER shall be responsible for the quality control and labelling of packaging components in accordance with the approved packaging text. PURCHASER shall provide the artwork and packaging specifications.

6.13       SUPPLIER shall retain records necessary to ensure traceability from initial raw materials through to each finished product.

7.            ARTICLE 7 - RELEASE PROCEDURE AND TRANSPORTATION

7.1       SUPPLIER shall provide an Authorised Person to release PRODUCTS to the PURCHASER using existing site Procedures and in accordance with GMPs and Detailed Requirements. SUPPLIER shall perform quality assurance review of all batch documentation and associated data in accordance with GMPs, prior to the release of PRODUCTS to the PURCHASER.

7.2       PURCHASER shall use an Internal Complaints and Deviation Reporting System for reporting any quality problems to the SUPPLIER.

7.3       SUPPLIER shall ensure that PRODUCTS are stored, under the conditions such that the quality, purity and integrity of PRODUCTS are not compromised. SUPPLIER must notify PURCHASER of the appropriate transport and storage conditions for the PRODUCTS. Where required, specific monitoring devices shall be consigned with the PRODUCTS to verify the required conditions have not been exceeded. PURCHASER shall conduct transit checks, e.g., seal integrity, temperate data loggers as appropriate.

7.4       PURCHASER shall maintain copies of shipping information for lots or batches shipped in accordance with approved operating procedures.

7.5       SUPPLIER shall provide applicable transport information for the PRODUCT prior to shipment to the PURCHASER as detailed in Appendix 9 Transport Information.

7.6       SUPPLIER and PURCHASER shall agree the process for the auditing of the distribution arrangements from SUPPLIER to the location specified by PURCHASER.

8.             ARTICLE 8 - PRODUCT RECALL

8.1       SUPPLIER shall inform PURCHASER immediately (within 24 hours) of a potential recall of any batch of the PRODUCT shipped to the PURCHASER. SUPPLIER and PURCHASER shall agree on the coordination of the recall prior to initiation of the recall. The PURCHASER shall have responsibility for any communication with regulatory authorities governing the PURCHASER or its activities.

8.2       PURCHASER shall inform SUPPLIER immediately (within 24 hours) of a potential recall of any batch of PRODUCTS that implicate the processing, analysis, packing, release and / or distribution conducted by SUPPLIER.

8.3       SUPPLIER shall conduct an immediate investigation to determine root cause of the potential recall and provide PURCHASER with the interim and final reports on an agreed frequency.

9.             ARTICLE 9 - PRODUCT QUALITY COMPLAINTS AND ADVERSE EVENTS

9.1       SUPPLIER shall be responsible for the investigation of complaints relating to the PRODUCTS, where such complaints may be attributable to the manufacturing stages carried out by SUPPLIER.

9.2       PURCHASER shall inform SUPPLIER of any complaints concerning the quality of PRODUCTS using Internal Complaints system. PURCHASER shall give SUPPLIER all possible support to resolve any problems in connection with such complaints.

9.3       PURCHASER shall communicate all customer complaints relating to PRODUCTS, that implicate the quality of PRODUCTS, supplied by SUPPLIER. SUPPLIER shall respond to PURCHASER within four (4) working days of receipt of complaint. The investigation shall be completed within ten (10) working days unless otherwise agreed, based on the severity of the problem. The report shall be issued to the PURCHASER.

9.4       SUPPLIER shall collect and investigate all complaints according to relating to PRODUCTS and shall communicate the data to PURCHASER on an annual basis in the Annual Product Quality Review.

9.5       PURCHASER shall make the final decision, after consultation with the SUPPLIER, of whether to conduct a recall.

9.6        Each party will notify the other within one business day of receipt of a report of an adverse event. Each party will retain procedures to investigate (if applicable) trend and report adverse events as required in their jurisdiction.

10.          ARTICLE 10 - STABILITY STUDIES

10.1       SUPPLIER shall be responsible for carrying out and reporting stability testing [*]

10.2       SUPPLIER shall notify any stability failure or adverse trend in results likely to lead to a stability failure during the period of a study to PURCHASER within five (5) days of becoming aware of such stability failure or adverse trend. SUPPLIER shall investigate all OOS stability results or adverse trends in accordance with this Agreement.

10.3       In the event that this agreement or the Bundle of Agreements is terminated the SUPPLIER will do all things necessary to enable the PURCHASER to continue to generate stability data (either itself or through a third party supplier) to support the acceptability of PRODUCT until all PRODUCTS distributed by the PURCHASER have reached the end of their shelf life, with the Parties undertaking to act in the utmost good Fatih in enabling the execution of this obligation.

11.          ARTICLE 11 - PRODUCT QUALITY REVIEW

11.1       SUPPLIER shall conduct a periodic quality review of PRODUCT on an annual basis in accordance with defined procedures and regulatory requirements.

12.          ARTICLE 12 - QUALITY MANAGEMENT

12.1       SUPPLIER and PURCHASER shall agree to the frequency, which they shall discuss technical and quality matters.

12.2       PURCHASER shall inform SUPPLIER of any changes in Appendix 1 and sale or transfer of ownership if and when they occur.

13.          ARTICLE 13 - MISCELLANEOUS

13.1       Should any provision of this agreement be or become void, in whole or in part, this shall not affect the validity of the remaining provisions. This void provision shall be replaced by an effective and enforceable provision that legally and economically comes as close as possible to what the parties intend or would have intended in accordance with the meaning and purpose of the agreement if they had considered the point upon conclusion of the agreement.

13.2       Amendments of the agreement must be made in writing to be binding. This agreement shall be binding by all parties. Any other assignment shall be subject to the other party's approval.

13.3       The commercial terms of the purchase and sale of the PRODUCTS shall be subject to the supply agreement and the ancillary purchase orders. Where there is a disconnect between the supply agreement and Quality Agreement relating to PRODUCT quality the Quality Agreement takes precedence.

14.           ARTICLE 14 - TERM AND TERMINATION

14.1       Upon signature by both parties this agreement shall remain in effect indefinitely from the date of the last signature, and will only terminate on termination of the Supply Agreement. Notwithstanding the foregoing this agreement shall continue to remain in effect as long as the manufacturing and supply obligations and / or parties' quality assurance obligations under the 'Contract for the International Sale of Goods' continue to apply.

14.2       This agreement shall be valid for all contract manufacture orders issued by PURCHASER to SUPPLIER for PRODUCT provided that such orders were confirmed by SUPPLIER. Irrespective of a termination of this agreement it shall remain valid for orders having been placed and confirmed prior to termination.

14.3       Upon termination SUPPLIER shall submit to PURCHASER all relevant documents such as GMP related information and data required to demonstrate the past and current compliance of the product supply agreement. Any further obligations that SUPPLIER may have agreed to under the 'Contract for the International Sale of Goods' agreement or any other agreement shall remain unaffected.

14.4       Without detracting from the provisions of Article 14 above, the following clauses of the IP and Mutual Exclusivity Agreement shall apply to this Agreement, as if incorporated in this Agreement directly:

14.4.1       Clause 3 (Duration of Agreement);

14.4.2       Clause 12 (Termination and Liquidation); and

  3.         Clause 13 (Consequences of Termination).

1.               14.5     Psyence hereby undertakes that in the event that Psyence Australia ceases to be a wholly-owned subsidiary of Psyence Biomed:

2.               14.5.1  it will immediately provide written notice hereof to Optimi; and

3.              14.5.2  Psyence Australia will immediately cease to be a party to the Bundle of Agreements in accordance with the terms of Clause 13 (Consequences of Termination) of the IP and Mutual Exclusivity Agreement.

15.           ARTICLE 15 - PREMATURE TERMINATION

15.1       Both parties shall have the right to dissolve this agreement or in writing at any time without previous notice if the other party hereto shall have a receiver appointed over all or any part of its assets or shall compound with its creditors or shall go into liquidation, voluntary or otherwise.

16.       ARTICLE 16 - APPLICABLE LAW AND JURISDICTION

16.1       In relation to any claim or any proceedings or other matter under or in connection with the agreement instituted against PURCHASER by SUPPLIER the following shall apply:

•	this agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the applicable laws of Canada; and
•	any proceedings instituted against PURCHASER must only be brought in the Courts of the province of British Columbia, which shall have exclusive jurisdiction in all such proceedings.

APPENDIX 1

CONTACT LIST

[*]

APPENDIX 2

DELINEATION OF RESPONSIBILITIES

	RESPONSIBILITIES	SUPPLIER CONTRACT RECEIVER	PURCHASER CONTRACT GIVER
SCOPE
2.5.1	Possess and maintain appropriate valid licence or licences under local public authority or authorities	☐	☐
2.5.2	Produce and handle PRODUCTS under a quality system based on GMP	☐	☐
2.5.3	Ensure all stages of manufacture comply with the relevant authority.	☐
2.5.5	Approve changes that impact product specification prior to implementation.	☐	☐
2.5.6	Inform PURCHASER of incidents that affect conformance to the PRODUCT Specifications	☐
2.6	Provide all information and knowledge required to carry out contracted operations correctly according to the applicable regulations	☐	☐
2.7	All activities, including sub-contacted activities comply with applicable laws and regulations.	☐
STARTING MATERIALS AND PACKAGING MATERIALS
3.1	Starting materials and packaging materials to be procured according to specifications from approved suppliers	☐
3.2	Ensure packaging maintains the quality and purity of the packed PRODUCT	☐
3.3	Provide artwork for organisation and procurement		☐
3.4	Qualification, validation and supplier auditing of API, qualifying of starting materials and packaging	☐
3.5	Maintain records of each batch of starting and packaging materials	☐
3.7	Inspection of starting materials and packaging materials	☐
PROCESSING, ANAYSIS, PACKING, RELEASE AND / OR DISTRUBUTION
4.1	Ensure processing, packing and analysis of products comply with agreed specifications.	☐
4.2	Visiting or inspection of SUPPLIER grating not less than 30 days notice		☐

RESPONSIBILITIES	SUPPLIER CONTRACT RECEIVER	PURCHASER CONTRACT GIVER
4.3	Proposal for use of Sub-contractor. Approval of use of Sub-contractors that directly impact product quality.		☐
4.3	Audit and / or inspect Sub-contractors connected with the supply of PRODUCT	☐
4.4	Review and approve contacted laboratories analytical methods	☐
4.5	Report quality issues	☐	☐
4.6	Maintenance of local Change Control systems	☐
4.7	Qualification and Validation of equipment, facilities, processes and cleaning. Verification of analytical methods used by contract laboratories.	☐
4.8	Provision of approved printed text		☐
4.9	Transferring approved printed text to components (where applicable)	☐
4.10	Assign unique identifying numbers	☐
4.11	Printing variable information such as the unique identification number as batch no, expiry date or re-test date on the product labels	☐
4.12	Ensure production equipment are properly maintained	☐
SPECIFICATIONS OF PRODUCTS
5.1	Supply of PRODUCT specifications	☐
-	Approval of PRODUCT specifications		☐
-	Provide information and data for PRODUCT specifications	☐	☐
QUALITY ASSURANCE AND QUALITY CONTROL
6.1	Implement corrective actions in response to audits	☐
6.2	Notifying and providing information about inspections, if there is an impact on quality agreement	☐
6.3	Perform quality control requirements	☐
6.4	Internal control limits where required	☐
6.5	Supply COA or Analytical reports and COC	☐
6.6	Review and assessment of COA and COC		☐

RESPONSIBILITIES	SUPPLIER CONTRACT RECEIVER	PURCHASER CONTRACT GIVER
6.5	Checking the suitability of product upon receipt		☐
6.7	Identification testing on receipt		☐
6.8	Investigation and report non-conformities, deviations and Out of Specification results for PRODUCTS	☐
6.9	Notification of any major incidents that may affect PRODUCT conformance	☐
6.10	Retention of batch manufacturing and / or packaging records including control records for PRODUCTS	☐
6.11	Retention samples of PRODUCTS	☐
6.12	Specifications of packaging components	☐
6.12	Specifications for artwork		☐
6.13	Ensure traceability from initial raw materials through to each finished product.	☐
RELEASE PROCEDURE AND TRANSPORTATION
7.1	Review and release of PRODUCTS by an Authorised Person.	☐
7.2	Reporting of Quality problems to SUPPLIER		☐
7.3	Definition of storage and transportation requirements	☐
7.3	Ultimate responsibility to ensure storage and transportation conditions are fulfilled up to receipt by PURCHASER	☐	☐
7.4	Maintain copies of shipping information	☐	☐
7.5	Provide shipping documents prior to dispatch	☐
7.6	Agreement on auditing distribution arrangements	☐	☐
PRODUCT RECALL
8.1	Inform potential recall of PRODUCTS	☐	☐
8.2	Management of recall, including contacts with regulatory bodies	☐	☐
8.3	Investigation into potential recall	☐	☐
PRODUCT QUALITY COMPLAINTS
9.1	Collection and investigation of complaints relating to PRODUCTS	☐

RESPONSIBILITIES	SUPPLIER CONTRACT RECEIVER	PURCHASER CONTRACT GIVER
9.5	Responsibility for final conclusions and close out	☐	☐
POST MARKETING STABILITY STUDIES
10.1	Definition of Stability Protocol	☐
10.1	Conduct stability studies for PRODUCTS and provide results to SUPPLIER	☐
10.2	Notification of stability failure	☐
ANNUAL PRODUCT REVIEW
11.1	Conduct Annual Product Review	☐
QUALITY MANAGEMENT
12.1	Agree frequency for technical and quality meetings	☐	☐
12.2	Inform PURCHASER if there are any changes to personnel in Appendix 1 and sale or transfer of ownership if and when they occur	☐	☐

APPENDIX 3

LIST OF PRODUCTS COVERED BY THIS AGREEMENT

•	OPTI-PSIE Psilocybin, 5mg, encapsulated drug candidate and placebos of such product, which placebos may take the form of a 1mg active dose based on health regulatory requirements.
•	In [*]

APPENDIX 4

DETAILED REQUIREMENTS

PRODUCT SPECIFICATIONS

All product specifications will be developed by SUPPLIER and approved as per SUPPLIER procedure SOP TES-003 prior to implementation.

SUPPLIER will provide PURCHASER with copy of COA to confirm specifications.

APPENDIX 5

Optimi Labs Inc.

269 David Brown Way

Princeton, BC V0X 1W0

CERTIFICATE OF COMPLIANCE

SUPPLIER	Optimi Labs Inc.
SITE OF MANUFACTURE
LICENSING AUTHORITY
PRODUCT NAME
BATCH NUMBER
DATE OF MANUFACTURE

THIS IS TO CERTIFY THAT BATCH DOCUMENTATION HAS BEEN REVIEWED BY OPTIMI HEALTH QUALITY ASSURANCE PERSONNEL AND FOUND TO BE ACCEPTABLE TO PERMIT RELEASE FROM SUPPLIER.

A review of the Documentation and Process has assured that:

1.       No change has occurred to the product specifications This includes the quality, grade and test methods of the starting materials used in this batch.

2.       The documentation for each step drug product processing including final product testing to pre-determined specified limits has been followed. All batch documentation has been completed satisfactorily.

3.       Deviations from the batch documentation have been reported in accordance with Article 4.5 of the Quality Assurance Agreement and have been thoroughly investigated and where appropriate corrective actions put in place.

4.       The batch documentation has been reviewed for the above batch of material and it is confirmed that the batch was manufactured / packed in accordance with the batch documentation.

5.       Operations have been carried out in accordance with the requirements of Health Canada’s GUI-0001.

Reference samples and complete records of testing are maintained and are available.

Signed:

Name:

Position: Director of QA

Date:

APPENDIX 6

CONTENT OF PRODUCT QUALITY REVIEW

The Annual Quality Review / Product Quality Review should contain at least the following items:

SUPPLIER

•	Number of batches produced
•	Batch failures
•	Significant deviations and non-conformances
•	Starting materials for new sources
•	Qualification status of relevant equipment and utilities
•	Quality agreements (status of Quality agreements with Sub-contractors)
•	Changes to analytical methods
•	Product complaints / Conclusions / Recommendations

PURCHASER

•	Significant deviations and non-conformances
•	Quality related returns, complaints and recalls
•	Stability program and results supporting shelf-life

APPENDIX 7

GUIDELINES FOR CHANGES AFFECTING PRODUCT REQUIREMENTS

General guidance on changes requiring PURCHASER'S approval:

•	Site of Facility of manufacture
•	Site of Analysis
•	Type, supplier or specification of API
•	Qualitative composition and shape of immediate packaging material
•	Release specifications
•	Shelf-life and storage conditions
•	Sub-contracting or change of Sub-contactor that impacts product quality

General guidance on process changes not requiring PURCHASER'S approval:

Process changes may be considered to fall into two general categories. Certain changes are expected to have a minor, if any, impact on product quality and can be effectively controlled and validated by the SUPPLIER without notification to the PURCHASER. Major changes are deemed significant to the PURCHASER'S processes and registration, and required advanced notification and PURCHASER'S approval prior to implementation. Where there is any doubt clarification must be sought from PURCHASER. Changes that do not require PURCHASER'S approval may include:

•	Minor process changes
•	Changes with no relevance to the Detailed Requirements (Specifications)
•	Batch documentation changes to wording, format not impacting process

APPENDIX 8

LIST OF SIGNIFICANT QUALITY EVENTS

Any Product Quality event determined by SUPPLIER to result in deviation or require failure investigation and impact product quality is a Significant Event, including each of the following events, (if such event is significant enough to required deviation or failure investigation).

•	Rejection of batch or lot supplied
•	Confirmed Out of Specification (OOS) - quarantine or rejection of batch or any part of batch or lot due to failure to meet established release specification or in-process specifications.
•	Stability failure or significant change in adverse trend compared to expected results.
•	Product, packaging or labelling mix-up involving batch or lot.
•	Probable or known cross contamination of a Product with another product, extraneous foreign material or microorganisms.
•	In-process or finished Product testing trends that indicate that a batch performs outside the established processing capability limits or alert limits or action limits.
•	Batches subject to re-work or reprocessing
•	Batches associated with an equipment malfunction where detailed process parameters are impacted.
•	Batches subject to a major malfunction of a facility utility system
•	Batches subject to natural disasters such as flooding, fire, earthquake, lightning strike.
•	Batches requiring formal investigation for the following: reconciliation discrepancy, line clearance failure, environmental monitoring failure or alert.
•	Bulk or packaged lots that exceed the established Product Hold Times in bulk containers.
•	In-process or finished Product stored outside the established environmental conditions.
•	Deviations from established time limits for the completion of production steps.

APPENDIX 9

TRANSPORTATION INFORMATION

TBD

TRANSPORTATION ARRANGEMENTS

Must align with supply agreement

TRANSPORTATION DOCUMENTATION

SUPPLIER to provide the documents listed below prior to shipment of each batch of PRODUCTS.

Manifest / packaging list with the following:

•	Quantity of bags / containers
•	Net quantity of PRODUCT in each container
•	Seal number (if applicable)
•	Lot number(s)
•	Shipping number and corresponding purchase order number, order number and invoice number
•	Commercial Invoice
•	Bill of Landing (BOL)
•	Export Permit(s)
•	Phytosanitary Certificate

SHIPPER REQUIREMENTS

Each shipper (container of the PRODUCT) is to be labelled with the following information:

•	Net weight
•	Lot number
•	Identification of material
•	Licence Holder: Optimi Labs Inc.
•	Email:
•	Phone no:
•	Packed on date: